Exhibit 99.1

CELGENE AND JUNO ANNOUNCE TEN-YEAR COLLABORATION

TO ADVANCE POTENTIALLY GROUNDBREAKING IMMUNOTHERAPIES

FOR PATIENTS WITH CANCER AND AUTOIMMUNE DISEASES

•	Broad strategic collaboration leveraging combined immunology expertise and assets to develop and commercialize novel immunotherapies for the treatment of cancer and autoimmune diseases
•	Celgene gains option to commercialize Juno programs outside North America and co-promote certain programs globally
•	Juno gains option to co-develop and co-promote select Celgene programs
•	Celgene to make initial payment of approximately $1 billion which includes the purchase of ~9.1 million shares of Juno stock at $93.00 per share, with potential to increase its stake over time
•	Joint conference call scheduled today at 5:00 p.m. ET, 2:00 p.m. PT

SUMMIT, NJ & SEATTLE – June 29, 2015 (GLOBE NEWSWIRE) -- Celgene Corporation (Nasdaq: CELG) and Juno Therapeutics, Inc. (Nasdaq: JUNO) announced today a global collaboration for the development and commercialization of immunotherapies. The two companies will leverage T cell therapeutic strategies to develop treatments for patients with cancer and autoimmune diseases with an initial focus on Chimeric Antigen Receptor Technology (CAR-T) and T Cell Receptor (TCR) technologies.

“This transaction strengthens Celgene’s position in the emerging and transformative area of immuno-oncology,” said Bob Hugin, Chairman and CEO of Celgene. “Juno has assembled world class experts and built impressive capabilities and technologies in the areas of T cell biology and cellular therapy; we believe this long-term collaboration enhances the potential of both companies to deliver transformational therapies to patients with significant unmet medical needs.”

“Celgene is the ideal partner for Juno to help us realize the full potential of our science and clinical research while maintaining the independence we, our employees, partners, and investors believe is so critical for true innovation,” said Hans Bishop, CEO of Juno. “This unique collaboration is designed to catalyze and create tremendous ongoing scientific and product development synergy by leveraging each company’s strengths and assets. In addition to its established global presence and commercial reach, Celgene has leading small molecule and protein capabilities that complement Juno’s advanced engineered T cell capabilities. By doing this together, we believe we can more quickly and effectively develop potentially disruptive therapies in this new field of medicine and make them more readily available to patients worldwide.”

Under the terms of the collaboration, Celgene has the option to be the commercialization partner for Juno’s oncology and cell therapy auto-immune product candidates, including Juno’s CD19 and CD22 directed CAR-T product candidates. B-Cell Maturation Antigen (BCMA) is excluded as a target in this collaboration.

For Juno-originated programs co-developed under the collaboration:

•	Juno will be responsible for research and development in North America and will retain commercialization rights in those territories;
•	Celgene will be responsible for development and commercialization in the rest of the world, and will pay Juno a royalty on sales in those territories; and
•	Celgene has certain co-promotion options:
o	Celgene will initially be eligible to select two programs, excluding CD19 and CD22, to be subject to a global profit sharing agreement under which the companies will share worldwide expenses and profits equally, except in China; and
o	Additionally, subject to additional obligations, Celgene may select a third program.

Juno will have the option to enter into a co-development and co-commercialization agreement on certain Celgene-originated development candidates that target T Cells. For any such Celgene-originated programs co-developed under the collaboration:

•	The parties will share global costs and profits with 70% allocated to Celgene and 30% allocated to Juno; and
•	Celgene will lead global development and commercialization, subject to a Juno co-promote option in the US and certain EU territories.

Upon closing, Juno will receive an upfront payment of approximately $150 million, and in addition Celgene will purchase 9,137,672 shares of Juno’s common stock at $93.00 per share. In conjunction with this stock purchase:

•	Celgene will receive the right to nominate a member to Juno’s board of directors;
•	During the 10-year term of the collaboration, Celgene will have the right to purchase additional equity in Juno during specified windows and at specified market premiums subject to satisfaction of certain conditions by each party including Juno opting in on select Celgene programs, such that, at a maximum, Celgene could own up to 30% of Juno’s common stock then outstanding; and
•	Celgene has entered into a standstill agreement and agreed to certain lock-up provisions on its share ownership.

This transaction has been approved by the boards of directors of both companies. Celgene and Juno currently expect to complete the transaction during the third quarter of 2015, subject to the expiration or termination of applicable waiting periods under all applicable antitrust laws and satisfaction of other usual and customary closing conditions.

Conference Call and Webcast Information

Juno will host a joint conference call today with Celgene to discuss the announced global collaboration at 2:00 p.m. PT, 5:00 p.m. ET. The conference call will be available by webcast on the Investor Relations page of Juno’s website, www.JunoTherapeutics.com and at www.celgene.com. An audio replay of the call will be available from midnight June 30, 2015, until midnight ET July 30, 2015. To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406. The participant passcode is 71894505.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.  For more information, please visit www.celgene.com.  Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

About Juno’s Chimeric Antigen Receptor (CAR) and T Cell Receptor (TCR) Technologies

Juno's chimeric antigen receptor (CAR) and T cell receptor technologies (TCR) genetically engineer T cells to recognize and kill cancer cells. Juno's CAR T cell technology inserts a gene for a particular CAR into the T cell, enabling it to recognize cancer cells based on the expression of a specific protein located on the cell surface. Juno’s TCR technology provides the T cells with a specific T cell receptor to recognize protein fragments derived from either the surface or inside the cell. When either type of engineered T cell engages the target protein on the cancer cell, it initiates a cell-killing response against the cancer cell.

About Juno Therapeutics, Inc.

Juno Therapeutics is building a fully integrated biopharmaceutical company focused on revolutionizing medicine by re-engaging the body's immune system to treat cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling evidence of tumor shrinkage in the clinical trials in refractory leukemia and lymphoma conducted to date. Juno's long-term aim is to improve and leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world's leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children's Research Institute, and The National Cancer Institute.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Celgene and Juno undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond the control of either company. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the public reports of each company filed with the Securities and Exchange Commission.

CONTACTS:

Juno Therapeutics

Investor Relations:
Audrey Gross

212.301.7214

agross@w2ogroup.com

Media:
Julie Normart, W2O Group
415-946-1087

jnormart@w2ogroup.com

Celgene Corporation

Investor Relations:

Patrick Flanigan

908-673-9969

pflanigan@celgene.com

Media:

Greg Geissman

908-673-9854

ggeissman@celgene.com